Capital World Growth and Income Fund

May 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$551,434
Class B	$4,012
Class C	$25,694
Class F1	$37,783
Class F2	$46,010
Total	$664,933
Class 529-A	$28,686
Class 529-B	$358
Class 529-C	$4,144
Class 529-E	$1,052
Class 529-F1	$1,184
Class R-1	$1,803
Class R-2	$7,582
Class R-2E	$2
Class R-3	$21,336
Class R-4	$21,627
Class R-5	$16,702
Class R-6	$74,001
Total	$178,477

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4600
Class B	$0.2700
Class C	$0.2700
Class F1	$0.4600
Class F2	$0.5200
Class 529-A	$0.4400
Class 529-B	$0.2400
Class 529-C	$0.2600
Class 529-E	$0.3900
Class 529-F1	$0.4900
Class R-1	$0.2900
Class R-2	$0.2900
Class R-2E	$0.3900
Class R-3	$0.3900
Class R-4	$0.4600
Class R-5	$0.5300
Class R-6	$0.5400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,194,694
Class B	11,395
Class C	89,506
Class F1	87,538
Class F2	93,118
Total	1,476,251
Class 529-A	65,264
Class 529-B	1,213
Class 529-C	15,848
Class 529-E	2,710
Class 529-F1	2,457
Class R-1	6,104
Class R-2	24,956
Class R-2E	19
Class R-3	52,635
Class R-4	45,224
Class R-5	31,290
Class R-6	151,238
Total	398,958

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$48.40
Class B	$48.16
Class C	$47.87
Class F1	$48.31
Class F2	$48.38
Class 529-A	$48.26
Class 529-B	$48.14
Class 529-C	$48.02
Class 529-E	$48.18
Class 529-F1	$48.31
Class R-1	$47.94
Class R-2	$47.84
Class R-2E	$48.33
Class R-3	$48.10
Class R-4	$48.29
Class R-5	$48.43
Class R-6	$48.42